UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 8, 2014
______________________

AXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive
Fremont, California 94538
(Address of principal executive offices, including zip code)

(510) 683-5900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On August 8, 2014, the Board of Directors (the “Board”) of AXT, Inc. (the “Company”) appointed Gary L. Fischer, 63, to serve as Vice President, Chief Financial Officer and Corporate Secretary, effective August 11, 2014.

Since June 2014, Mr. Fischer has been serving as a financial consultant to the Company. Prior to joining the Company as a financial consultant, Mr. Fischer served as a consultant to eRide, Inc., a fabless semiconductor company that develops both GPS devices and software for location-based services, since 2009. Prior to that position, Mr. Fischer served as Vice President and Chief Financial Officer of eRide from 2005 until eRide was acquired in 2009. From 1993 to 2005, Mr. Fischer held various positions at Integrated Silicon Solution, Inc., a leader in advanced memory solutions, most recently as President and Chief Operating Officer. Mr. Fischer holds a B.A. from the University of California, Santa Barbara, and an M.B.A. from Santa Clara University.

There are no arrangements or understandings between Mr. Fischer and any other persons pursuant to which he was selected as an officer, he has no family relationships with any of the Company’s directors or executive officers and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Morris S. Young, Chief Executive Officer of the Company, has resigned as Interim Chief Financial Officer and Corporate Secretary of the Company, effective August 11, 2014.

(e)

The Company entered into an employment offer letter, dated August 11, 2014 (the “Agreement”), with Mr. Fischer. The Agreement has no specified term, and Mr. Fischer’s employment with the Company will be on an at-will basis. The material terms of the Agreement are summarized below.

Base Salary and Bonus. Mr. Fischer will receive an annual base salary of $250,000, subject to annual review by the Company. Mr. Fischer will be eligible to participate in bonus plans as approved for his position by the Board or the Compensation Committee (the “Committee”) of the Board.

Equity Award. The Committee has granted to Mr. Fischer a stock option award to purchase 200,000 shares of the Company’s Common Stock pursuant to the Company’s 2007 Equity Incentive Plan and the standard form of stock option agreement. The exercise price per share of such stock option award is equal to the closing price of the Company’s Common Stock on August 4, 2014, the effective grant date of the stock option award. The stock option award is subject to the Company’s standard time-based vesting provisions.

Change in Control Severance. If a change in control of the Company, as defined in the Agreement, takes place, and within 12 months thereafter, Mr. Fischer incurs an involuntary termination, as defined in the Agreement, then the Company will provide Mr. Fischer with the following: a lump sum cash severance payment in a gross amount equal to 12 months of Mr. Fischer’s then-current annual base salary, reimbursement of the total premium cost for continued group health plan coverage under COBRA for a period of 12 months and one hundred percent vesting acceleration of Mr. Fischer’s then-outstanding and unvested equity awards granted by the Company as of immediately prior to the involuntary termination. As a condition to receiving these severance benefits, Mr. Fischer is required to sign a waiver and release of all claims arising from his employment with the Company and its subsidiaries and affiliates.

Other Benefits. Mr. Fischer is eligible for health insurance, retirement, and other benefits on the same basis as other similarly situated employees of the Company. Mr. Fischer will be eligible to accrue up to 15 days of vacation each year of employment with the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The Company also intends to enter into its standard form of indemnification agreement with Mr. Fischer, which is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed on March 17, 1998 and is incorporated by reference herein.

A copy of the Company’s press release, announcing Mr. Fischer’s appointment as Vice President and Chief Financial Officer, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Offer Letter, dated August 11, 2014, between AXT, Inc. and Gary L. Fischer.
99.1	Press Release, dated August 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, Inc.

By:	/s/ Morris S. Young
Morris S. Young Chief Executive Officer

Date: August 11, 2014